Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2018 Second Quarter Results
-- Separately Announced Wesco 2020, Building the Future;
Wesco 2020 Expected to Deliver Significant Benefits --
VALENCIA, Calif., May 3, 2018 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), one of the world's leading distributors and providers of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2018 second quarter ended March 31, 2018.
Fiscal 2018 Second Quarter Highlights

•	Net sales of $390.2 million, up 7.0 percent

•	Net income of $15.0 million, or $0.15 per diluted share

•	Adjusted net income(1) of $22.2 million, or $0.22 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $45.0 million, or 11.5 percent of net sales
Todd Renehan, chief executive officer, said, “Progress on Wesco’s improvement initiatives has driven better operating and financial performance for the second quarter in a row, a testament to the hard work of our people and ongoing support of our customers. We reported solid sales growth in the quarter, with increases in both ad-hoc sales and long-term contracts. We also continued to win new business and renew long-term contracts, reflecting our robust value proposition. We maintained our focus on selling, general and administrative expenses in the quarter; apart from consulting costs incurred to support Wesco 2020, expenses were consistent with the previous quarter.
“While I’m pleased with the progress made in our performance so far this year, we still have gaps in our execution. We launched Wesco 2020 in the fiscal 2018 second quarter to address these gaps and deliver stronger results. In addition, the significant financial benefits expected through Wesco 2020 will allow us to invest in the capabilities we need to continue supporting our customers and deliver long-term value to shareholders. Ultimately, we believe Wesco 2020 will enable the company to maintain high levels of service excellence, manage inventory more effectively and leverage our infrastructure to support profitable growth.”
Wesco 2020 Launch
In a separate press release issued today, the company announced the launch of Wesco 2020, Building the Future, focused on service excellence, inventory management and profitable growth. Wesco 2020 is expected to deliver significant operational and financial benefits through footprint alignment, organizational refinement, productivity gains and investment in critical capabilities to serve customers better.
Wesco 2020 is expected to deliver annualized pre-tax benefits of at least $30 million; benefits realization is expected to start in the first quarter of fiscal 2019, with the run-rate improving steadily as the year progresses. The company expects to incur non-recurring costs associated with Wesco 2020 approximately equal to the run-rate benefit over the implementation period.
Fiscal 2018 Second Quarter Results
Net sales of $390.2 million in the fiscal 2018 second quarter were 7.0 percent higher than the same period last year, primarily due to an increase in long-term contracts and growth in ad-hoc sales. The increase in contract sales primarily reflects new business revenue and higher hardware and chemical volume with existing customers. Ad-hoc sales growth was primarily due to increases at key customers.
Gross profit was $105.7 million in the second quarter of fiscal 2018, compared with $94.8 million in the fiscal 2017 second quarter. The increase in gross profit compared to the same period last year was primarily due to higher sales volume and the impact from lower provisions for excess and obsolete inventory and inventory adjustments.
Selling, general and administrative (SG&A) expenses totaled $72.5 million in the fiscal 2018 second quarter compared with $62.6 million in the same period last year. The increase in SG&A expenses was primarily due to staff additions in the second half of fiscal 2017 to stabilize the business and support growth, as well as consulting costs of $4 million in the fiscal 2018 second quarter associated with the launch of Wesco 2020.

SG&A expenses as a percentage of net sales were 18.6 percent in the fiscal 2018 second quarter, compared with 17.2 percent in the same period last year.
Income from operations totaled $33.2 million, or 8.5 percent of net sales, in the fiscal 2018 second quarter, compared with $32.2 million, or 8.8 percent of net sales, in the same period last year. The increase in income from operations reflects higher gross profit, partially offset by an increase in SG&A expenses.
Net income was $15.0 million, or $0.15 per diluted share, in the fiscal 2018 second quarter. This compares with net income of $17.4 million, or $0.18 per diluted share, in the same period last year. Adjusted net income(1) was $22.2 million, or $0.22 per diluted share, compared with $21.1 million, or $0.21 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the fiscal 2018 second quarter was $45.0 million, compared with $39.0 million in the same period last year. Adjusted EBITDA margin(1) was 11.5 percent, compared with 10.7 percent in the same period last year.
Fiscal 2018 Year-to-Date Results
Net sales were $753.3 million in the first six months of fiscal 2018, an increase of 7.0 percent compared with the same period last year, primarily due to higher long-term contracts and ad-hoc sales.
Income from operations totaled $57.8 million, or 7.7 percent of net sales, in the first six months of fiscal 2018. This compares with $58.5 million, or 8.3 percent of net sales, in the same period last year. The decline in income from operations primarily reflects an increase in SG&A expenses, partially offset by higher gross profit.
Net income was $14.6 million, or $0.15 per diluted share, in the first six months of fiscal 2018, compared with $30.5 million, or $0.31 per diluted share, in the same period last year. Net income in the fiscal 2018 year-to-date period includes income tax expense of $9.1 million, or $0.09 per diluted share, associated with the adoption of the Tax Cuts and Jobs Act in the first quarter of the fiscal year. Adjusted net income(1) was $36.7 million, or $0.37 per diluted share in the fiscal 2018 year-to-date period, compared with $39.6 million, or $0.40 per diluted share, in the same period last year.

Adjusted EBITDA(1) in the fiscal 2018 year-to-date period was $80.0 million, or 10.6 percent of net sales, compared with $73.3 million, or 10.4 percent of net sales, in the fiscal 2017 year-to-date period.
Net cash used in operating activities totaled $35.9 million in the fiscal 2018 year-to-date period, compared with $33.8 million in fiscal 2017 year-to-date. Free cash flow(1) was negative $38.8 million in the first six months of fiscal 2018, compared with negative free cash flow(1) of $38.0 million in the same period last year.

Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2018 second quarter results at 2:00 p.m. PDT (5:00 p.m. EDT) today, May 3, 2018. The conference call can be accessed by dialing 866-763-0010 (domestic) or 703-871-3797 (international) and entering passcode 4295064.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 4295064. The telephonic replay will be available until May 10, 2018 at 11:59 p.m. EDT.
About Wesco Aircraft
Wesco Aircraft is one of the world’s leading distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemical and electrical and comprised of more than 565,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Footnotes
(1) Non-GAAP financial measure - see the tables following this press release for reconciliations of GAAP to non-GAAP results.
Non-GAAP Financial Information
Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred issuance costs, (iii) special items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.
Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.
Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) special items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Free cash flow represents net cash (used in) provided by operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the company’s core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See the tables following this press release for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “believe,” “continue,” “deliver,” “enable,” “expect,” “focus,” “future,” “grow,” “improve,” “initiative,” “maintain,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill, excess and obsolete inventory and valuation allowance of the company’s deferred tax assets) and legal proceedings; changes in U.S. tax law; changes in trade policies; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks;

risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
###

Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net sales	$390,183	$364,599	$753,274	$703,970
Cost of sales	284,448	269,844	553,115	519,758
Gross profit	105,735	94,755	200,159	184,212
Selling, general and administrative expenses	72,539	62,557	142,391	125,758
Income from operations	33,196	32,198	57,768	58,454
Interest expense, net	(11,965)	(8,842)	(23,803)	(19,915)
Other (expense) income, net	(108)	(255)	152	33
Income before income taxes	21,123	23,101	34,117	38,572
Provision for income taxes	(6,123)	(5,659)	(19,491)	(8,023)
Net income	$15,000	$17,442	$14,626	$30,549

Net income per share:
Basic	$0.15	$0.18	$0.15	$0.31
Diluted	$0.15	$0.18	$0.15	$0.31
Weighted average shares outstanding:
Basic	99,136,015	98,709,557	99,116,250	98,512,601
Diluted	99,519,925	99,017,986	99,441,385	98,900,437

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	March 31, 2018	September 30, 2017
Assets
Cash and cash equivalents	$35,923	$61,625
Accounts receivable, net	287,099	256,301
Inventories	889,335	827,870
Prepaid expenses and other current assets	16,014	13,733
Income taxes receivable	2,572	3,617
Total current assets	1,230,943	1,163,146
Long-term assets	581,369	590,961
Total assets	$1,812,312	$1,754,107
Liabilities and Stockholders’ Equity
Accounts payable	$194,112	$184,273
Accrued expenses and other current liabilities	30,304	35,329
Income taxes payable	8,498	3,290
Capital lease obligations, current portion	2,487	2,952
Short-term borrowings and current portion of long-term debt	101,000	75,000
Total current liabilities	336,401	300,844
Capital lease obligations, less current portion	2,825	2,013
Long-term debt, less current portion	779,708	788,838
Deferred income taxes	3,761	3,197
Other liabilities	17,525	9,484
Total liabilities	1,140,220	1,104,376
Total stockholders’ equity	672,092	649,731
Total liabilities and stockholders’ equity	$1,812,312	$1,754,107

 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Six Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net income	$14,626	$30,549
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	14,541	13,472
Amortization of deferred debt issuance costs	2,911	4,123
Stock-based compensation expense	3,688	5,287
Inventory provision	4,820	5,345
Deferred income taxes	581	562
Other non-cash items	886	(346)
Subtotal	42,053	58,992
Changes in assets and liabilities
Accounts receivable	(30,962)	(19,601)
Inventories	(66,582)	(68,068)
Other current and long-term assets	(1,409)	(8,813)
Accounts payable	9,682	(780)
Other current and long-term liabilities	11,309	4,507
Net cash used in operating activities	(35,909)	(33,763)
Cash flows from investing activities
Purchase of property and equipment	(2,909)	(4,209)
Net cash used in investing activities	(2,909)	(4,209)
Cash flows from financing activities
Proceeds from short-term borrowings	60,000	50,000
Repayment of short-term borrowings	(34,000)	(12,000)
Repayment of borrowings and capital lease obligations	(11,346)	(12,020)
Debt issuance costs	(1,900)	(12,739)
Net cash (used for) from activities related to stock-based incentive plans	(66)	2,965
Net cash provided by financing activities	12,688	16,206
Effect of foreign currency exchange rate on cash and cash equivalents	428	(1,325)
Net decrease in cash and cash equivalents	(25,702)	(23,091)
Cash and cash equivalents, beginning of period	61,625	77,061
Cash and cash equivalents, end of period	$35,923	$53,970

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Adjusted Net Income and
Adjusted Earnings Per Share (UNAUDITED)
(Dollars in thousands, except share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net Sales	$390,183	$364,599	$753,274	$703,970

Adjusted Net Income
Net income	$15,000	$17,442	$14,626	$30,549
Amortization of intangible assets	3,713	3,719	7,427	7,440
Amortization of deferred debt issuance costs	1,403	921	2,911	4,123
Special items (1)	4,591	294	7,505	1,309
Adjustments for tax effect (2)	(2,495)	(1,316)	4,201	(3,863)
Adjusted net income	$22,212	$21,060	$36,670	$39,558

Adjusted Earnings Per Share
Weighted-average number of basic shares outstanding	99,136,015	98,709,557	99,116,250	98,512,601
Adjusted net income per basic share	$0.22	$0.21	$0.37	$0.40

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	99,519,925	99,017,986	99,441,385	98,900,437
Adjusted net income per diluted share	$0.22	$0.21	$0.37	$0.40

(1)
Special items in the second quarter of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $4.2 million, settlement of litigation and related fees of $0.1 million and other expenses of $0.3 million. Special items in the second quarter of fiscal 2017 consisted of business realignment and other expenses of $0.3 million.

Special items in the year-to-date period of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $5.8 million, settlement of litigation and related fees of $1.2 million and other expenses of $0.5 million. Special items in the year-to-date period of fiscal 2017 consisted of business realignment and other expenses of $1.3 million.
(2) The adjustments for tax effect in the year-to-date period of fiscal 2018 included an estimated $9.1 million tax provision on foreign earnings as a transition tax under the Tax Cuts and Jobs Act.

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - EBITDA and Adjusted EBITDA (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017

EBITDA & Adjusted EBITDA
Net income	$15,000	$17,442	$14,626	$30,549
Provision for income taxes	6,123	5,659	19,491	8,023
Interest expense, net	11,965	8,842	23,803	19,915
Depreciation and amortization	7,285	6,743	14,541	13,472
EBITDA	40,373	38,686	72,461	71,959
Special items (1)	4,591	294	7,505	1,309
Adjusted EBITDA	$44,964	$38,980	$79,966	$73,268

Adjusted EBITDA margin	11.5%	10.7%	10.6%	10.4%

(1)
Special items in the second quarter of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $4.2 million, settlement of litigation and related fees of $0.1 million and other expenses of $0.3 million. Special items in the second quarter of fiscal 2017 consisted of business realignment and other expenses of $0.3 million.

Special items in the year-to-date period of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $5.8 million, settlement of litigation and related fees of $1.2 million and other expenses of $0.5 million. Special items in the year-to-date period of fiscal 2017 consisted of business realignment and other expenses of $1.3 million.

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,		Increase (Decrease)	Percent Change
	2018	2017

Net cash used in operating activities	$(6,029)	$(5,677)	$(352)	(6.2)%
Purchase of property and equipment	(1,574)	(2,893)	1,319
Free cash flow	$(7,603)	$(8,570)	$967	11.3%

	Six Months Ended March 31,		Increase (Decrease)	Percent Change
	2018	2017

Net cash used in operating activities	$(35,909)	$(33,763)	$(2,146)	(6.4)%
Purchase of property and equipment	(2,909)	(4,209)	1,300
Free cash flow	$(38,818)	$(37,972)	$(846)	(2.2)%